TERM SHEET

This Term Sheet (the “Term Sheet”) dated as of the 2nd day of June 2007 (the “Effective Date”), confirms certain preliminary understandings between Platinum Diversified Mining Inc., a Cayman Islands corporation (“PDM”); and Golden Eagle International, Inc., a Colorado corporation (“Golden Eagle”), for (a) the purchase by PDM or an affiliate of PDM (the “Purchaser”) from Golden Eagle and certain of its subsidiaries and affiliates (collectively, the “Sellers”), or any of them, of the Buen Futuro mining concession and associated surface rights in eastern Bolivia (the “Buen Futuro Concession”), and the mining facilities, production facilities, buildings, inventories, machinery, equipment, contracts, permits, plans, reports, data, surveys, logs, documents and other tangible and intangible property and other assets related to the operations of Sellers pursuant to one or a series of transactions, including, but not limited to, the mining operations of Sellers related to the Buen Futuro Concession, but specifically excluding (i) the Gold Bar mill and plant located in Eureka, Nevada, United States (the “Gold Bar Mill”) and (ii) certain other assets (the “Excluded Assets”) consisting of certain gold placer deposits and related facilities located on the Cangalli properties or the Precambrian properties in Bolivia operated by Sellers (the “Mining Assets”), and (b) the establishment of a joint venture in respect of six mining concessions and related surface rights (other than the Buen Futuro Concession) in eastern Bolivia that surround the Buen Futuro Concession and are contiguous to each other, but excluding the Gold Bar Mill and the Excluded Assets (the “Joint Venture Assets”), owned by any one or more of Sellers (collectively, the “Transaction”). Except as specifically set forth in the Binding Provisions (defined below) of this Term Sheet, PDM and Golden Eagle understand that (a) the matters set forth in this Term Sheet are preliminary in nature and do not contain all of the terms and conditions necessary for the consummation of the Transaction and (b) neither PDM nor Golden Eagle or any one or more of Sellers shall be bound by all or any portion of the Transaction unless and until each of PDM and Sellers (or any of them) agree upon and execute mutually satisfactory written and definitive documents with regard to the Transaction (the “Definitive Agreements”).

I.  SUMMARY OF TRANSACTION

PDM and Golden Eagle agree on the following preliminary, non-binding understandings with regard to the Transaction (the “Non-Binding Provisions”):

Transaction Structure:
Prior to the consummation of the Transaction, Golden Eagle will form a new Bolivian entity (the “Bolivian Purchase Entity”) and transfer the Mining Assets into the Bolivian Purchase Entity. In addition, PDM and Golden Eagle anticipate that the Joint Venture Assets will be transferred into a new Bolivian entity (the “Bolivian Joint Venture Entity”) in a manner mutually agreed between PDM and Golden Eagle.

PDM and Golden Eagle currently anticipate that the Transaction will be structured as a series of separate arrangements generally described as follows:

a. Stock Purchase. Purchaser will purchase from Sellers, and Sellers will sell to Purchaser, 100% of the issued and outstanding shares of the Bolivian Purchase Entity. The Bolivian Purchase Entity will own only the Mining Assets free and clear of encumbrances (other than encumbrances mutually agreed between PDM and Golden Eagle), and will have no liabilities unless otherwise specifically agreed between PDM and Golden Eagle and set forth in the Definitive Agreements. Purchaser shall have no obligation to commence or continue any operations in respect of the Mining Assets owned by the Bolivian Purchase Entity.

b. Joint Venture. The Joint Venture Assets will be owned by the Bolivian Joint Venture Entity. The Bolivian Joint Venture Entity will own the Joint Venture Assets free and clear of encumbrances (other than encumbrances mutually agreed between PDM and Golden Eagle), and will have no liabilities unless otherwise specifically agreed between PDM and Golden Eagle and set forth in the Definitive Agreements. The Bolivian Joint Venture Entity will be owned by a joint venture to be owned 60% by PDM or its subsidiaries and affiliates and 40% by Golden Eagle or its subsidiaries and affiliates (the “Joint Venture”). The Joint Venture initially will be operated by a committee consisting of five persons, three of whom will be appointed by PDM and two of whom will be appointed by Golden Eagle (the “Management Committee”). The size and composition of the Management Committee will be modified from time to time to reflect any percentage ownership changes in the Joint Venture.

c. Gold Bar Mill Option. Sellers (or any of them) will grant to Purchaser an option for the purchase of the Gold Bar Mill (the “Option”). The Option will remain effective for a period of two years after the closing of the portion of the Transaction relating to the Gold Bar Mill (the “Option Period”). Purchaser shall have the right to exercise the Option at any time during the Option Period.

Purchase, Sale and Contribution:
The purchase and sale of the Bolivian Purchase Entity, the transfer of the Joint Venture Assets to the Bolivian Joint Venture Entity and the formation of the Joint Venture and the Option in respect of the Gold Bar Mill, as set forth in the applicable Definitive Agreements, will be structured as follows:

a. Bolivian Purchase Entity. Purchaser will purchase from Sellers, and Sellers will sell to Purchaser, 100% of the issued and outstanding shares of the Bolivian Purchase Entity.

b. Joint Venture Assets. Sellers (or any of them) will contribute the Joint Venture Assets to the Bolivian Joint Venture Entity to be held by the Joint Venture in exchange for its or their 40% ownership interest in the Joint Venture.

c. Gold Bar Mill. In the event that Purchaser exercises the Option in respect of the Gold Bar Mill, Sellers (or any of them) will purchase the Gold Bar Mill free and clear of any and all encumbrances. Sellers (or any of them) will remove or cause to be removed all encumbrances from the Gold Bar Mill on or prior to the closing of the purchase and sale of the Gold Bar Mill pursuant to the Option.

Consideration:
The consideration to be paid by Purchaser for the all of the issued and outstanding shares in the Bolivian Purchase Entity, the interest of Purchaser in the Joint Venture, and the Option in respect of the Gold Bar Mill will be structured as follows as set forth in the applicable Definitive Agreements:

a. Bolivian Purchase Entity. The final total consideration to be paid by Purchaser to Sellers for the purchase of all of the issued and outstanding shares in the Bolivian Purchase Entity will be determined as follows (the “Purchase Price”):

i. Cash Payment. Upon the closing of the portion of the Transaction related to the purchase of all of the issued and outstanding shares of the Bolivian Purchase Entity, Purchaser will make a cash payment to Sellers (or any of them) of US$5,000,000.00 (the “Cash Payment”).

ii. PDM Shares. In addition to the Cash Payment, upon the closing of the portion of the Transaction related to the purchase of 100% of the issued and outstanding shares of the Bolivian Purchase Entity, PDM will issue to Sellers (or any of them) 1,000,000 ordinary shares in PDM valued at US$8.00 per share (the “PDM Purchase Price Shares”) and a warrant (the “Purchase Price Warrant”) to purchase 1,000,000 ordinary shares in PDM at an exercise price of US$8.00 per warrant share (the “Purchase Price Warrant Shares”). The Purchase Price Warrant will have a term of three years from the date of issue. The PDM Purchase Price Shares, the Purchase Price Warrant and the Purchase Price Warrant Shares will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), but will be issued to Sellers under one or more exemptions from registration under the Securities Act. Sellers will not distribute all or any portion of the PDM Purchase Price Shares, the Purchase Price Warrant or the Purchase Price Warrant Shares to any other person or entity. The PDM Purchase Price Shares, the Purchase Price Warrant and the Purchase Price Warrant Shares will be subject to certain resale restrictions, and the Definitive Agreements will set forth the resale restrictions in respect of the PDM Purchase Price Shares, the Purchase Price Warrant and the Purchase Price Warrant Shares. Purchaser anticipates that the PDM Purchase Price Shares and the Purchase Price Warrant Shares will be tradable on the Alternative Investment Market of the London Stock Exchange plc (the “AIM”). The PDM Purchase Price Shares and the Purchase Price Warrant Shares will be subject to a 12-month lock-up period.

iii. Production Payment. In addition to the Cash Payment, the Purchase Price Warrant and the PDM Purchase Price Shares, if and when Purchaser commences production in respect of the Mining Assets owned by the Bolivian Purchase Entity, the Sellers (or any of them) will be entitled to receive an amount (the “Production Payment”) equal to 40% of the net profits from the sale of minerals produced from the Mining Assets held by the Bolivian Purchase Entity, up to a maximum amount equal to the sum of (A) US$15,000,000.00 and (B) 2,000,000 ordinary shares in PDM valued atUS$8.00 per share(the “PDM Production Payment Shares”). The calculation of the Production Payment and the terms of payment of the Production Payment by Purchaser to Sellers (or any of them) will be set out in the Definitive Agreements. The Production Payment initially will be paid 50% in cash and 50% in PDM Production Payment Shares. Once the cash portion or the PDM Production Payment Shares portion of the Production Payment has been exhausted, the Production Payment will be paid only in PDM Production Payment Shares or cash, as applicable, until the entire amount of the Production Payment has been paid. In addition, PDM will grant to the Sellers (or any of them) who or which receive PDM Production Payment Shares a warrant (the “Production Payment Warrant”) to purchase the number of PDM Production Payment Shares issued as part of the Production Payment, up to a maximum of 2,000,000 ordinary shares of PDM valued at US$8.50 per share (the “Production Payment Warrant Shares”). Each Production Payment Warrant will have a term of three years from the date of issue. The PDM Production Payment Shares, the Production Payment Warrant and the Production Payment Warrant Shares will not be registered under the Securities Act, but will be issued to Sellers under one or more exemptions from registration under the Securities Act. Sellers will not distribute all or any portion of the PDM Production Payment Shares, the Production Payment Warrant or the Production Payment Warrant Shares to any other person or entity. The PDM Production Payment Shares, the Production Payment Warrant and the Production Payment Warrant Shares will be subject to certain resale restrictions, and the Definitive Agreements will set forth the resale restrictions in respect of the PDM Production Payment Shares, the Production Payment Warrant and the Production Payment Warrant Shares. Purchaser anticipates that the PDM Production Payment Shares and the Production Payment Warrant Shares will be tradable on the AIM. The PDM Production Payment Shares and the Production Payment Warrant Sharers may be subject to a lock-up period not to exceed 12 months, as set out in the Definitive Agreements.

The Purchase Price will be subject to customary adjustments, as may be established in the Definitive Agreements. PDM and Golden Eagle, for itself and the Sellers, agree that the Purchase Price, as adjusted, is full and fair compensation for the Mining Assets.

b. Joint Venture Assets. Golden Eagle or its subsidiaries and affiliates will receive a 40% interest in the Joint Venture in exchange for the Joint Venture Assets contributed by Golden Eagle or its subsidiaries to the Bolivian Joint Venture Entity to be owned by the Joint Venture. PDM or its subsidiaries or affiliates will receive a 60% interest in the Joint Venture in exchange for the Purchase Price. As additional consideration, PDM or its subsidiaries and affiliates will pay the first US$5,000,000.00 of costs and expenses incurred by the Joint Venture in respect of the exploration or exploitation of the Joint Venture Assets (the “Free Carry Amount”); provided, that PDM and its subsidiaries and affiliates shall have no obligation to incur any costs or expenses in respect of the exploration or exploitation of the Joint Venture Assets. Once PDM or its subsidiaries and affiliates have expended the Free Carry Amount, any additional amounts will be paid by PDM and its subsidiaries and affiliates and Golden Eagle and its subsidiaries and affiliates, as applicable, in proportion to its respective percentage ownership in the Joint Venture. Failure by PDM or its subsidiaries and affiliates, or Golden Eagle or its subsidiaries or affiliates, as applicable, to make its respective proportionate capital contributions will result in proportionate dilution of its percentage interest in the Joint Venture. In the event that the percentage interest of PDM and its subsidiaries and affiliates or Golden Eagle and its subsidiaries and affiliates, as applicable, in the Joint Venture falls below 20%, the interest of PDM and its subsidiaries and affiliates or Golden Eagle and its subsidiaries and affiliates, as applicable, in the Joint Venture automatically will convert into a ten percent net profits interest only.

c. Gold Bar Mill. Pursuant to the terms of the Option, Purchaser will have the right to purchase the Gold Bar Mill for an amount equal to the demonstrated book value of the Gold Bar Mill, currently estimated at US$3,940,000.00 (the “Gold Bar Mill Purchase Price”). Upon the closing of the portion of the Transaction relating to the Option, Purchaser will pay to Seller US$500,000.00 (the “Option Fee”). The Option Fee is nonrefundable; provided, however, in the event that Purchaser exercises the Option, the Option Fee will be credited against the Gold Bar Mill Purchase Price. Sellers will not seek offers for the sale of the Gold Bar Mill during the period from the Effective Date through the termination of the Option Period (the “Non-Solicitation Period”); provided, however if during the Non-Solicitation Period, Sellers receive an unsolicited bona fide offer from an unaffiliated third party to purchase the Gold Bar Mill for an amount in excess of the Gold Bar Mill Purchase Price (an “Unsolicited Purchase Offer”), then Purchaser will have a right of first refusal (the “Right of First Refusal”) to purchase the Gold Bar Mill for an amount equal to 102% of such Unsolicited Purchase Offer (the “Unsolicited Purchase Offer Price”). In the event that Purchaser exercises the Right of First Refusal, the Option Fee, if already paid, will be credited against Unsolicited Purchase Offer Price. Any purchase by Purchaser of the Gold Bar Mill by Purchaser, whether pursuant to the Option or based on the exercise of the Right of First Refusal, will be completed only upon the close of the Transaction

Board Representation:
Upon, but only upon the consummation of all arrangements comprising the Transaction as set forth in the Definitive Agreements, Golden Eagle will receive the right to nominate one member to the board of directors of PDM and the current board of directors of PDM will recommend his election.

Employees:
Neither PDM nor Purchaser will have any obligation to retain any employees of Sellers. Any obligation of PDM or Purchaser in respect of employees of Sellers will be set forth in the Definitive Agreements.

Other Provisions:
The Definitive Agreements will contain additional terms and conditions standard to transactions of the type contemplated in this Term Sheet, including, as applicable, representations and warranties (including ownership of the Mining Assets, the Joint Venture Assets and the Gold Bar Mill; condition of the Mining Assets, the Joint Venture Assets and the Gold Bar Mill; adequacy of the Mining Assets, the Joint Venture Assets and the Gold Bar Mill for the operation of the Mining Assets, the Joint Venture Assets and the Gold Bar Mill in the ordinary course; compliance with laws; absence of litigation; authority to enter into Definitive Agreements (including approval of the shareholders of any of the Sellers); accuracy of financial statements; conduct of the business related to the Mining Assets, the Joint Venture Assets and the Gold Bar Mill in the ordinary course; environmental compliance; ownership of intellectual property; no infringement of the intellectual property rights of third parties; due incorporation, existence and good standing of Sellers, as applicable, in the state of its incorporation and the jurisdictions in which it does business; status of permits necessary for the operation of the Mining Assets, the Joint Venture Assets and the Gold Bar Mill; operation of the business comprising the Mining Assets, the Joint Venture Assets and the Gold Bar Mill in accordance with all applicable licenses, permits and other regulatory approvals; payment of taxes; benefit levels of affected employees; employee relations; enforceability of contracts; liabilities; insurance coverage; debt obligations and commitments; and no conflict with other obligations); indemnity provisions; no material adverse change; regulatory and contractual consents; non-compete provisions; and dispute resolution procedures. The Definitive Agreements will be governed by the laws of the State of Colorado. Any disputes arising under the Definitive Agreements will be subject to the jurisdiction of the state courts of Colorado and the federal courts of the United States, located in Denver, Colorado.

Conditions to Closing:
Consummation of the Transaction will be subject to conditions to closing standard to transactions of this type, including: (a) no material adverse change in the assets, liabilities, or the financial or operating condition of the Mining Assets, the Joint Venture Assets and the Gold Bar Mill; (b) all approvals and consents shall have been obtained or waived, including all consents required by the AIM; (c) readmission of PDM to trading on the AIM upon completion of the Transaction; (d) all representations and warranties are correct on and as of the closing date; and (e) completion of due diligence to the satisfaction of Purchaser.

Closing Date:
PDM and Golden Eagle anticipate the execution of the Definitive Agreements on or before August 7, 2007. Subject to the completion or waiver of any conditions precedent to the closing of the Transaction, including approval of the Transaction by the PDM shareholders and the Golden Eagle shareholders, and readmission of PDM to trading on the AIM upon completion of the Transaction, PDM and Golden Eagle anticipate that the closing of the Transaction will occur on or before September 14, 2007 (the “Anticipated Closing Date”). The closing of the Transaction will occur upon the satisfaction or waiver of the conditions precedent set forth in the Definitive Agreements.

II.  BINDING PROVISIONS

In consideration of PDM and Golden Eagle entering into negotiations with regard to the Transaction, and the expenses to be incurred with regard to such negotiations, PDM and Golden Eagle agree that, upon execution of this Term Sheet, the following provisions shall be legally binding and enforceable as against PDM and Golden Eagle (the “Binding Provisions”):

Due Diligence:
In order to assist PDM in evaluating the proposed Transaction, Golden Eagle shall, and shall cause Sellers to, fully cooperate with and allow PDM and its legal counsel, auditors, accountants and other advisors full and complete access to Sellers and to the books and records, premises, tangible and intangible assets and operations of Sellers related to the Mining Assets, the Joint Venture Assets and the Gold Bar Mill, to enable PDM to perform its technical, legal and financial due diligence. Golden Eagle understands that these investigations will not affect the scope or validity of any of the representations and warranties to be made by Sellers in the Definitive Agreements in connection with the Transaction. PDM will begin its due diligence review within a reasonable period of time after the Effective Date, and will use commercially reasonable efforts to complete its due diligence review within 60 days after the Effective Date. PDM has no obligation to continue negotiations in respect of the Transaction if the due diligence evaluation, in its sole opinion, calls into question the feasibility of the Transaction.

In order to assist Golden Eagle in evaluating the proposed Transaction, PDM shall, and shall cause Purchaser to, fully cooperate with and allow Golden Eagle and its legal counsel, auditors, accountants and other advisers access to the corporate and other books and records of PDM and the information filed by PDM with AIM.

Good Faith Negotiations:
Subject to the provisions of this Term Sheet, the parties shall negotiate in good faith toward the consummation of the Definitive Agreements. The parties will use good faith efforts to complete the negotiation of the Definitive Agreements on or before the Anticipated Closing Date. PDM will prepare the Definitive Agreements.

Non-Solicitation and No-Shop Rule:
Following the execution of this Term Sheet and as an inducement to PDM to execute this Term Sheet, conduct due diligence and negotiate the Definitive Agreements, until the earlier of (a) the Anticipated Closing Date, and (b) the date of the execution of the Definitive Agreements, and (c) the termination of this Term Sheet upon not less than five (5) days’ prior written notice from PDM to Golden Eagle (as applicable, the “Term Sheet Termination Date”) Golden Eagle will, and will cause the Sellers and its and their respective officers, directors, employees, representatives and agents to, cease any and all discussions related to the sale of the Mining Assets, the Joint Venture Assets and the Gold Bar Mill, whether through the sale of assets, stock, membership interests, merger, consolidation or otherwise. In addition, Golden Eagle shall not, and shall cause the Sellers and any of its and their respective directors, officers, employees, agents or representatives not to (a) solicit or encourage, directly or indirectly, any inquiries, discussions or proposals for, (b) continue, propose or enter into any discussions or negotiations looking toward or (c) enter into any agreement or understanding providing for, the disposition of the Mining Assets or the Gold Bar Mill, or any assets or business comprising the Mining Assets, the Joint Venture Assets or the Gold Bar Mill, whether through the sale of assets, stock, membership interests, merger, consolidation or otherwise; nor shall any of such persons or entities provide any information to any person (other than to PDM and its agents and representatives) for the purpose of evaluating or determining whether to make or pursue any inquiries or proposals with respect to any such transactions. Notwithstanding the foregoing, Sellers may entertain an Unsolicited Purchase Offer for the Gold Bar Mill, subject to Purchaser’s Right of First Refusal.

Expenses:
Except as otherwise agreed in this Term Sheet, each of PDM, Golden Eagle, Sellers and Purchaser shall each bear its own fees and expenses, including, but not limited to, fees and disbursements of attorneys and financial or other advisors incurred in connection with the execution of this Term Sheet and the Definitive Agreements, and the transactions contemplated in this Term Sheet and the Definitive Agreements.

Entire Agreement:
These Binding Provisions constitute the entire binding agreement between the parties, superseding all prior oral or written agreements, understandings, representations and warranties, and courses of conduct and dealing between us on the subject matter hereof. Except as otherwise provided herein, the Binding Provisions may be amended or modified only by a writing executed by each of the parties hereto.

Non-Binding Provisions Not Enforceable:
The Non-Binding Provisions are not part of the Binding Provisions and therefore do not create or constitute any legally binding obligations between PDM, Purchaser, Golden Eagle and Sellers. Whether or not the Definitive Agreements are prepared, authorized, executed or delivered by the parties, neither PDM nor Golden Eagle shall have any liability to any other party to this Term Sheet or to Purchaser or Sellers based upon, arising from, or relating to the Non-Binding Provisions. No prior or subsequent course of conduct or dealing between the parties, oral communications or other actions not reduced to or reflected in a writing executed by the parties shall serve to modify the Binding Provisions, in any way or cause the Non-Binding Provisions or any provisions covering the same subject matter to become in any sense legally binding and enforceable.

Governing Law:
The Binding Provisions shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to Colorado conflicts of law principles. PDM and Golden Eagle irrevocably submit to the jurisdiction of the state courts of Colorado and the federal courts of the United States located in Denver, Colorado, with regard to any dispute arising out of this Term Sheet or its interpretation.

Confidentiality and Public Statements:
a. PDM and Golden Eagle shall, and Golden Eagle shall cause the Sellers to, maintain in confidence all discussions with regard to the Transaction, including the existence and contents of this Term Sheet and all information about or relating to the proposed Transaction exchanged by a party in strict confidence, whether or not such information is marked or labeled in writing or identified orally as confidential or proprietary, all in accordance with the Confidentiality Agreement dated April 23, 2007, between PDM and Golden Eagle.

b. Except as and to the extent required by law, without the prior written consent of the other party, neither PDM nor Golden Eagle shall, and each shall direct their subsidiaries, affiliates, employees and representatives not to, directly or indirectly, make any public comment, statement or communication with respect to, or otherwise disclose or permit the disclosure of the nature of discussions regarding, the contemplated transactions between the parties or any of the terms, conditions or other aspects of the transaction proposed in this Term Sheet or any confidential information, except as agreed upon by the parties or already made public.

Termination:
The Binding Provisions of this Term Sheet and this Term Sheet shall terminate on the Term Sheet Termination Date. The termination of the Binding Provisions shall not affect the liability of a party for breach of any of the Binding Provisions prior to the termination. Upon termination of the Binding Provisions, neither party shall have any further obligations hereunder, except as stated in the Binding Provisions related to Expenses, Entire Agreement, Non-Binding Provisions Not Enforceable, Governing Law and Confidentiality and Public Statements, all of which shall survive any such termination.

Facsimile Signatures and Counterparts:
Any party to this Term Sheet may sign the Term Sheet and transmit the signed copy to the other party who agrees to accept it as if such document bore original signatures. This Term Sheet may be executed in one or more counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same instrument.

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If you agree with the foregoing, please sign and date this Term Sheet in the space provided below to confirm the mutual agreements set forth in the Binding Provisions and return a signed copy to: Kevin W. Johnson, Holland & Hart llp, 555 Seventeenth Street, Suite 3200, Denver, Colorado 80202, Facsimile No.: (303) 713-6203.

PLATINUM DIVERSIFIED MINING INC.

By: /s/ Bobby E. Cooper
Name: Bobby E. Cooper
Title: President & CEO

Acknowledged and agreed this 2nd day of June 2007:

Golden Eagle International, Inc.

By: /s/ Terry C. Turner
Name: Terry C. Turner
Title: President & CEO